EX‑33.1

(logo) Gemsa Loan Services, L.P.	GEMSA Loan Services, L.P. 929 Gessner, Suite 1700 Houston, TX 77024 713.458.7200 800.456.1443

Management Assessment

Compliance with Regulation AB Criteria

GEMSA Loan Services, L.P. a Delaware limited partnership, (the "Assessing Party") is responsible for assessing compliance as of and for the year ended December 31, 2014, (the "Reporting Period"), with the Servicing Criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations ( the "CFR") excluding the criteria set forth in sections 1122(d)(l)(iii), 1122(d)(3)( i )( a ),(b),( c ),(d), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(vii), and 1122(d)(4)(xv) of Regulation AB in the CFR, which the Assessing Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). With respect to applicable servicing criteria 1122(d)(2)(iii), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)( ix ), 1122(d)(4)(x)(c), and 1122(d)(4)(xii), there were no activities performed during the year ended December 31, 2014 with respect to the Platform, because there were no occurrences of events that would require the Assessing Party to perform such activities. Appendix A identifies the individual asset backed transaction and securities defined by management as constituting the Platform. The transactions covered by this report include all asset-backed securities transactions holding assets sub-serviced by the Assessing Party that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding, excluding securitized transactions registered prior to January I, 2006, and/or unregistered and/or unsecuritized transactions.

With respect to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(vii)(a),(b) and (d), 1122(d)(4)(i), 1122(d)(4)(vi), 1122(d)(4)(x)(a) and (b), and 1122(d)(4)(xi), management has engaged various vendors to perform certain specific and limited activities relating to these servicing criteria. The Assessing Party's management has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). Management has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Assessing Party's management is solely responsible for determining that it meets SEC requirements to apply Interpretation 17.06 for the vendors and related criteria

The Assessing Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Assessing Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2014, and for the Reporting Period with respect to the Platform Transactions.

A Joint Venture of GE Capital Real Estate and CBRE Capital Markets www.gemsals.com

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Assessing Party's assessment of compliance with the Applicable Servicing Criteria as of and for the year ended 31 December 2014.

 /s/ Joseph F. Beggins                                                                                                             /s/ Kirk A. White

 Joseph F. Beggins                                                                                                                  Kirk A. White

 Chief Executive Officer                                                                                                           Chief Operating Officer

Date: January 28, 2015                                                                                                        Date: January 28, 2015

A Joint Venture of GE Capital Real Estate and CBRE Capital Markets www.gemsals.com

(logo) Gemsa Loan Services, L.P.	GEMSA Loan Services, L.P. 929 Gessner, Suite 1700 Houston, TX 77024 713.458.7200 800.456.1443

GEMSA Loan Services, L. P.

Regulation AB Platform

For the purpose of evaluating whether GEMSA Loan Services, L.P., a Delaware limited partnership ("GEMSA"), has complied with the general servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations ("Reg AB") of Securities and Exchange Commission (the ''SEC") Reg AB, GEMSA defines its "platform" as the asset-backed securities transactions for which GEMSA sub-serviced for the period from January 1, 2014 through December 31, 2014, that (i) were securitized, (ii) are backed by the same asset type, (iii) were closed by asset-backed securities issuers on or after January 1, 2006, and (iv) were registered with and pursuant to the Securities Act of 1933. Securitized transactions registered prior to January I, 2006, and/or unregistered and/or unsecuritized transactions are excluded from this platform.

GEMSA has one Reg AB platform. The platform mirrors the actual servicing practices of GEMSA and is consistent with the applicable servicing criteria that are required under Item 1122(d) of Reg AB. For the calendar year 2014 (January 1, 2014 to December 31, 2014 inclusive) these asset-backed securities transactions are included in the securitizations listed in Appendix A, attached hereto.

  GEMSA LOAN SERVICES, L. P.,                                                                                                     January 21, 2015

  a Delaware limited partnership

  By: /s/ Kirk White

     Kirk White, Chief Operating Officer

Joint Venture of GE Capital Real Estate and CBRE Capital Markets www.gemsals.com

Appendix A

GEMSA Investor No.	Deal Name
254	COMM 2013-CCRE12
720	MSBAM 2014-C14
724	JPMBB 2014-C18
210	JPMCC 2014-C20
251	GSMS 2014-GC24
263	MSBAM 2014-C18
266	JPMBB 2014-C24
270	CGCMT 2014-GC25
271	COMM 2014-CCRE20
298	GSMS 2014-GC26
303	COMM 2014-CCRE21
304	MSBAM 2014-C19
013	DMARC COMM 2013 LC6
112	MSBAML 2013 C9
114	CITIGROUP CMS 2013 GCJ11
147	JPMC 2013 LC11
151	GSMS 2013 GCJ12
152	JPMBB CMS 2013 C12
181	MSBAM 2014-C16
184	CGCMT 2013-GC15
185	GSMSC 2014-GC22
190	DMARC COMM 2013-CCRE11
211	COMM 2014 CCRE18
228	MSBAML 2013-C12
239	JPMBB 2013 C15
264	GSMSC 2013 GCJ16
365	GSMSC 2013 GC13
615	MS BAML TRUST 2013 C7
648	JPMCC 2013 C16
667	DMARC COMM 2013 CCRE13
680	JPMBB 2013 C17
719	GS 2014 GC18
799	MSBAML 2014 C15
900	JPMC CMSC 2013 C10
377	JPMCC 2014-FL6

A Joint Venture of GE Capital Real Estate and CBRE Capital Markets www.gemsals.com